Exhibit 99.1

       Benihana Inc. Reports Fiscal First Quarter 2008 Results

           -Conference Call to be Held Today at 5:00 PM ET-


    MIAMI--(BUSINESS WIRE)--Aug. 30, 2007--Benihana Inc. (NASDAQ:
BNHNA; BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported results for its 16-week fiscal first quarter 2008 ended July 22, 2007.

    Highlights for the Company's 16-week fiscal first quarter 2008 relative to the 16-week fiscal first quarter 2007 include:

    --  Total restaurant sales increased 12.6% to $89.4 million

    --  Company-wide comparable restaurant sales increased 6.4%

    --  Restaurant operating profit of $15.7 million vs. $14.1 million

    --  Income from operations of $6.6 million vs. $6.8 million

    "The unique nature of our Benihana teppanyaki experience and the popularity of Asian cuisine in general has preserved our positive comparable sales comparisons across all three of our concepts despite strong macro economic headwinds that have adversely affected our industry. While our restaurant-level profitability as a percentage of sales was on par with the prior year period, additional expense associated with renovation and infrastructure negatively impacted our earnings compared to the year-ago quarter," said Joel A. Schwartz, Chairman and Chief Executive Officer.

    Mr. Schwartz added, "In fiscal 2008, we intend to complete the majority of our teppanyaki remodels, which have already proven to be an excellent use of our capital. We will also invest in advance of growth, making needed preparations to support eight restaurant openings, and our broader pipeline of high quality locations. These expenditures are critical to the future of our Company and will position Benihana for meaningful earnings growth over the coming years. We are fully confident that we will emerge from this period positioned to fully realize the potential of our brands."

    Fiscal First Quarter 2008 Results

    For the 16-week fiscal first quarter 2008, total revenues increased 12.6% to $89.9 million, compared with $79.9 million in the fiscal first quarter of 2007. Total restaurant sales grew 12.6% to $89.4 million from $79.4 million in the same quarter of the previous year. Company-wide comparable restaurant sales increases were 6.4%, including 6.2% at Benihana teppanyaki, 4.4% at RA Sushi, and 10.3% at Haru.

    Restaurant sales for the fiscal first quarter 2008 included a $4.8 million increase from the comparable base as well as $5.2 million from new and acquired restaurants, net of closures. Benihana teppanyaki restaurants in Torrance, CA; Ft. Lauderdale, FL; and Miami Beach, FL reopened during the period after their remodels were completed. The Benihana teppanyaki restaurant in Burlingame, CA was closed for the entire fiscal first quarter 2008 due to renovations, but reopened during the second fiscal quarter 2008 on August 14, 2007.

    During the fiscal first quarter 2008, the Company opened a new Benihana teppanyaki restaurant in Maple Grove, MN and a new RA Sushi restaurant in Lombard, IL. The Company also realized a gain of 95 operating weeks (1,219 vs. 1,124) compared to the same period last year.

    Restaurant operating profit for the fiscal first quarter 2008 was $15.7 million, or 17.6% of restaurant sales, compared to $14.1 million, or 17.7% of restaurant sales a year-ago. Increasing commodity costs and minimum wage rates were offset by menu price increases implemented at the teppanyaki restaurants.

    Total operating expenses for the fiscal first quarter 2008 were $83.4 million, or 93.3% of restaurant sales, compared to $73.1 million, or 92.0% of restaurant sales in the same period last year, resulting in income from operations of $6.6 million and $6.8 million, respectively.

    Net income for the fiscal first quarter 2008 was $4.2 million, or $0.25 in diluted earnings per share, compared to $4.5 million, or $0.26 in diluted earnings per share in the same quarter last year.

    Guidance

    The Company is providing the following guidance for fiscal 2008 and will update these assumptions as circumstances warrant:

    -- Total restaurant sales of $300 million to $305 million, and 4,000 to 4,125 in total restaurant operating weeks (including the effect of 150 to 170 in gross operating weeks that are expected to be lost due to remodels);

    -- The opening of two Benihana teppanyaki restaurants, six RA Sushi restaurants, and two Haru restaurants. To date, the Company has opened one Benihana in Maple Grove, MN and one RA Sushi in Lombard, IL;

    -- The completion of a total of seventeen Benihana teppanyaki remodels to date by the end of fiscal 2008, along with an additional four that will be started in fiscal 2008 and completed during fiscal 2009. To date, the Company has completed twelve remodels;

    -- A total of $2.4 million in accelerated depreciation costs, of which approximately $1.9 million will be incurred in the first half of the year, related to shortening the useful lives for those restaurants affected by the ongoing renovation and revitalization program;

    -- Cost of sales and labor, as percentages of restaurant sales, are expected to be slightly favorable on an annualized basis compared to fiscal 2007;

    -- Additional infrastructure to support new unit development and management of a larger restaurant portfolio compared to fiscal 2007, and consequently, general and administrative expenses, as a percentage of total restaurant sales, are expected to be higher on an annualized basis compared to fiscal 2007 by approximately 90 basis points;

    -- Capital expenditures of approximately $60 million, during the current fiscal year; and

    -- Utilize between $20 million and $30 million of the available line of credit, resulting in net interest expense for the current fiscal year.

    Conference Call Today

    The Company will hold a conference call to discuss its fiscal first quarter 2008 operating results on today at 5:00 PM ET. The conference call can be accessed live over the phone by dialing 1-800-811-0667, or for international callers, 1-913-981-4901. A replay will be available one hour after the call through September 6th, 2007 and can be accessed by dialing 1-888-203-1112, or for international callers, 1-719-457-0820; the conference ID is 1327794. The call will also be webcast live from the Company's website at www.benihana.com under the investor relations section.

    About Benihana

    Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 80 restaurants nationwide, including 59 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and fourteen RA Sushi Bar restaurants. Under development at present are seventeen restaurants - seven Benihana teppanyaki restaurants, two Haru restaurants, and eight RA Sushi restaurants. In addition, 19 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

    To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/company_profile.asp


Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)

                                 Four Periods Ended
                                --------------------
                                22-Jul-07 16-Jul-06  $ Change % Change
                                --------------------------------------

Revenues
Restaurant sales                 $ 89,369  $  79,396 $ 9,973     12.6%
Franchise fees and royalties          566        497      69     13.9%
                                --------------------------------------
Total revenues                     89,935     79,893  10,042     12.6%
                                --------------------------------------

Costs and Expenses
Cost of food and beverage sales    21,035     19,129   1,906     10.0%
Restaurant operating expenses      52,597     46,214   6,383     13.8%
Restaurant opening costs              709        481     228     47.4%
Marketing, general and
 administrative expenses            9,026      7,249   1,777     24.5%
                                --------------------------------------
Total operating expenses           83,367     73,073  10,294     14.1%
                                --------------------------------------

Income from operations              6,568      6,820    (252)    -3.7%
Interest income, net                   25        127    (102)   -80.3%
                                --------------------------------------

Income before income taxes          6,593      6,947    (354)    -5.1%
Income tax provision                2,387      2,426     (39)    -1.6%
                                --------------------------------------

Net income                          4,206      4,521    (315)    -7.0%
Less: accretion of issuance
 costs and preferred stock
 dividends                            334        334       -      0.0%
                                --------------------------------------

Net income attributable to
 common stockholders             $  3,872  $   4,187   ($315)    -7.5%
                                ======================================

Earnings Per Share
Basic earnings per common share  $   0.26  $    0.28  ($0.02)    -7.1%
                                ======================================
Diluted earnings per common
 share                           $   0.25  $    0.26  ($0.01)    -3.8%
                                ======================================

Weighted Average Shares
 Outstanding
Basic                              15,013     14,715     298      2.0%
                                ======================================
Diluted                            17,010     17,166    (158)    -0.9%
                                ======================================


Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
                                 Four Periods Ended
                                --------------------
                                22-Jul-07 16-Jul-06  $ Change % Change
                                --------------------------------------

Total restaurant sales by
 concept:
   Benihana                      $ 65,514   $ 58,490 $ 7,024     12.0%
   Haru                            10,405      9,432     973     10.3%
   RA Sushi                        13,450     11,289   2,161     19.1%
   Sushi Doraku                         -        185    (185)  -100.0%
                                --------------------------------------
Total restaurant sales           $ 89,369   $ 79,396 $ 9,973     12.6%
                                ======================================


Comparable restaurant sales by
 concept:
   Benihana                      $ 57,574   $ 54,227 $ 3,347      6.2%
   Haru                            10,405      9,432     973     10.3%
   RA Sushi                        11,785     11,289     496      4.4%
   Sushi Doraku                         -          -       -      0.0%
                                --------------------------------------
Total comparable restaurant
 sales                           $ 79,764   $ 74,948 $ 4,816      6.4%
                                ======================================


Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
                                 Four Periods Ended
                                 -------------------
                                 22-Jul-07 16-Jul-06 $ Change % Change
                                 -------------------------------------

Restaurant sales                 $  89,369   $79,396   $9,973    12.6%
Cost of food & beverage sales       21,035    19,129    1,906    10.0%
                                 -------------------------------------
Gross profit                        68,334    60,267    8,067    13.4%
                                 -------------------------------------

Restaurant operating expenses:
Labor and related costs             29,865    26,324    3,541    13.5%
Restaurant supplies                  2,036     1,680      356    21.2%
Credit card discounts                1,653     1,469      184    12.5%
Utilities                            2,247     1,938      309    15.9%
Occupancy costs                      5,461     4,701      760    16.2%
Depreciation and amortization        4,901     4,225      676    16.0%
Other restaurant operating
 expenses                            6,434     5,877      557     9.5%
                                 -------------------------------------
Total restaurant operating
 expenses                           52,597    46,214    6,383    13.8%
                                 -------------------------------------

Restaurant operating profit      $  15,737   $14,053   $1,684    12.0%
                                 =====================================


Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

                                                  Four Periods Ended
                                                ----------------------
                                                22-Jul-07   16-Jul-06
                                                ----------------------

Restaurant sales                                   100.00%     100.00%
Cost of food and beverage sales                     23.54%      24.09%
                                                ----------------------
Gross profit margin                                 76.46%      75.91%
                                                ----------------------

Restaurant operating expenses:
Labor and related costs                             33.42%      33.16%
Restaurant supplies                                  2.28%       2.12%
Credit card discounts                                1.85%       1.85%
Utilities                                            2.51%       2.44%
Occupancy costs                                      6.11%       5.92%
Depreciation and amortization                        5.48%       5.32%
Other restaurant operating expenses                  7.20%       7.40%
                                                ----------------------
Total restaurant operating expenses                 58.85%      58.21%
                                                ----------------------

Restaurant operating profit margin                  17.61%      17.70%
                                                ======================


Benihana Inc. and Subsidiaries
Balance Sheet Data
(Unaudited)

(in thousands)
                                                 22-Jul-07   1-Apr-07
                                                 ---------------------

Assets
Cash and cash equivalents                        $   8,975   $   8,449
Other current assets                                12,930      13,085
                                                 ---------------------
Total current assets                                21,905      21,534

Property and equipment, net                        156,776     146,479
Goodwill                                            29,900      29,900
Other assets                                         8,994       6,376
                                                 ---------------------

                                                 $ 217,575   $ 204,289
                                                 =====================

Liabilities and Stockholders' Equity
Total current liabilities                        $  36,888   $  33,835

Other liabilities                                   12,959       8,611
                                                 ---------------------
Total liabilities                                   49,847      42,446

Convertible preferred stock                         19,388      19,361
Total stockholders' equity                         148,340     142,482
                                                 ---------------------

                                                 $ 217,575   $ 204,289
                                                 =====================


    CONTACT: ICR
             Raphael Gross or Tom Ryan, 203-682-8200